As filed with the Securities and Exchange Commission on May 8, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
____________________
ARMOUR RESIDENTIAL REIT, INC.
(Exact name of registrant as specified in its charter)
____________________

Maryland (State or Other Jurisdiction of Incorporation or Organization)	26-1908763 (I.R.S. Employer Identification No.)
3001 Ocean Drive, Suite 201 Vero Beach, Florida (Address of Principal Executive Offices)	32963 (Zip Code)

ARMOUR Residential REIT, Inc.
Fourth Amended and Restated 2009 Stock Incentive Plan
(Full Title of the Plan)

____________________

Gordon M. Harper
Chief Financial Officer and Secretary
ARMOUR Residential REIT, Inc.
3001 Ocean Drive, Suite 201
Vero Beach, Florida 32963
(Name and Address of Agent for Service)

(772) 617-4340
(Telephone number, including area code, of agent for service)
____________________
With a copy to:
Bradley D. Houser
Holland & Knight LLP
701 Brickell Avenue, Suite 3300
Miami, Florida 33131
(305) 374-8500
Facsimile (305) 789-7799
____________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

    This Registration Statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

EXPLANATORY NOTE

On April 30, 2026, the stockholders of ARMOUR Residential REIT, Inc. (the “Company”) approved an amendment and restatement of the Company’s Third Amended and Restated 2009 Stock Incentive Plan (the “Plan”) at the Company’s 2026 annual meeting of stockholders to increase the aggregate number of shares of the Company’s common stock, $0.001 par value (the “Common Stock”), authorized for issuance under the Plan by 1,000,000 shares of Common Stock from 800,000 shares of Common Stock to 1,800,000 shares of Common Stock.

The Company previously filed Registration Statements on Form S-8 on February 18, 2011 (File No. 333-
172364) registering the issuance of the initial 250,000 shares of the Company’s Common Stock under the Plan and on June 22, 2011 (File No. 333-175712) registering an additional 1,750,000 shares of the Company’s Common Stock under the Plan for an aggregate of 2,000,000 shares of Common Stock, and on May 16, 2014, the Company filed a Registration Statement on Form S-8 (File No. 333-196055) registering an additional 13,000,000 shares of the Company’s Common Stock under the Plan (collectively, as amended from time to time, the “Earlier Registration Statements”). The Company also filed a post-effective amendment to these Earlier Registration Statements on July 31, 2015 to proportionately reduce the number of shares of Common Stock covered by the Earlier Registration Statements to be issued pursuant to the Plan to 1,875,000 shares of Common Stock to reflect the Company’s one-for-eight reverse stock split of the Common Stock. Further, the Company filed a Registration Statement on Form S-8 on May 25, 2021 (File No. 333-256462) registering the issuance of an additional 2,125,000 shares of the Company’s Common Stock under the Plan for an aggregate of 4,000,000 shares of Common Stock (the “2021 Registration Statement”), which amount was proportionately adjusted to 800,000 shares of the Company’s Common Stock in connection with the Company’s one-for-five reverse stock split of the Common Stock. The additional shares to be registered by this Registration Statement are of the same class as those securities covered by the Earlier Registration Statements and the 2021 Registration Statement, which are incorporated herein by reference in accordance with Instruction E to the General Instructions to Form S-8.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information required by Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428(b)(1) and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission” or “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Written requests should be sent to Gordon M. Harper, Chief Financial Officer and Secretary, ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963 and oral requests should be made by calling (772) 617-4340.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The SEC allows us to provide information about our business and other important information to you by “incorporating by reference” the information we file with the SEC, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the SEC. Under the SEC’s regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.
    We hereby incorporate by reference into this Registration Statement the following documents or portions thereof as indicated which we have filed with the Commission:

•Our Annual Report on Form 10-K as of and for the year ended December 31, 2025, filed with the SEC on February 18, 2026;
•Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on April 22, 2026;
•The portions of our Definitive Proxy Statement on Schedule 14A, for our 2026 Annual Meeting of Stockholders, filed with the SEC on March 19, 2026, that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2025;
•Our Current Reports on Form 8-K, filed on January 2, 2026, January 28, 2026, January 29, 2026, February 17, 2026, March 25, 2026, April 1, 2026, April 21, 2026 and April 30, 2026;
•The description of our common stock included in our Registration Statement on Form 8-A, filed on March 31, 2011 (as updated by Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025);
•The description of our 7.00% Series C Cumulative Redeemable Preferred Stock included in our Registration Statement on Form 8-A, filed on January 28, 2020 (as updated by Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025).

    In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement.Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.
Item 4.    Description of Securities.
    Not applicable.
Item 5.    Interests of Named Experts and Counsel.
    Not applicable.

Item 6.    Indemnification of Directors and Officers.
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.
The Maryland General Corporation Law (the “MGCL”) requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:
•the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•the director or officer actually received an improper personal benefit in money, property or services; or
•in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or in a proceeding in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:
•a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•any present or former director or officer of ours who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or
•any individual who, while a director or officer of ours and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7.     Exemption From Registration Claimed.
Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description
4.1	Articles of Amendment and Restatement of Articles of Incorporation (Incorporated by reference to Exhibit 3.4 to ARMOUR's Current Report on Form 8-K filed with the SEC on November 12, 2009)
4.2	Articles of Amendment to Articles of Amendment and Restatement (Incorporated by reference to Exhibit 3.1 to ARMOUR's Current Report on Form 8-K filed with the SEC on August 8, 2011)
4.3	Articles of Amendment to Articles of Amendment and Restatement (Incorporated by reference to Exhibit 3.1 to ARMOUR's Current Report on Form 8-K filed with the SEC on December 1, 2011)
4.4
Articles of Amendment to Articles of Amendment and Restatement of ARMOUR Residential REIT, Inc. (Incorporated by reference to Exhibit 3.3 to ARMOUR’s Quarterly Report on Form 10-Q filed with the SEC on November 1, 2012)

4.5
Articles of Amendment to Articles of Amendment and Restatement of ARMOUR Residential REIT, Inc., effective July 31, 2015 (Incorporated by reference to Exhibit 3.1 to ARMOUR’s Current Report on Form 8-K filed with the SEC on August 3, 2015)

4.6
Articles of Amendment to Articles of Amendment and Restatement of ARMOUR Residential REIT, Inc., effective July 31, 2015 (Incorporated by reference to Exhibit 3.2 to ARMOUR’s Current Report on Form 8-K filed with the SEC on August 3, 2015)

4.7
Articles Supplementary of 7.00% Series C Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.11 to ARMOUR's Registration Statement on Form 8-A (Reg. No. 001-34766), filed with the SEC on January 28, 2020).

4.8
Articles of Amendment to Articles of Amendment and Restatement of ARMOUR Residential REIT, Inc., effective August 20, 2021, (Incorporated by reference to Exhibit 3.1 to ARMOUR's Current Report on Form 8-K filed with the SEC on August 20, 2021).

4.9	Articles of Amendment (incorporated by reference to Exhibit 3.1 to ARMOUR's Current Report on Form 8-K, filed on July 27, 2022)
4.10
Articles of Amendment to Articles of Amendment and Restatement of ARMOUR Residential REIT, Inc., effective February 14, 2023 (incorporated by reference to Exhibit 3.10 to ARMOUR’s Annual Report on Form 10-K, filed February 15, 2023)

4.11
Articles of Amendment to Articles of Amendment and Restatement of ARMOUR Residential REIT, Inc. (Incorporated by reference to Exhibit 3.1 to ARMOUR's Current Report on Form 8-K filed with the SEC on October 2, 2023)

4.12
Articles of Amendment to the Articles of Amendment and Restatement of ARMOUR Residential REIT, Inc. (Incorporated by reference to Exhibit 3.2 to ARMOUR's Current Report on Form 8-K filed with the SEC on October 2, 2023)

4.13	Articles of Amendment to Articles of Amendment and Restatement (Incorporated by reference to Exhibit 3.1 to ARMOUR's Current Report on Form 8-K filed with the SEC on August 23, 2024)
4.14	Articles of Amendment to Articles of Amendment and Restatement (Incorporated by reference to Exhibit 3.1 to ARMOUR's Current Report on Form 8-K filed with the SEC on August 5, 2025)
4.15	Amended and Restated Bylaws of ARMOUR Residential REIT, Inc. (Incorporated by reference to Exhibit 3.1 to ARMOUR’s Quarterly Report on Form 10-Q filed with the SEC on October 29, 2014)
4.16	First Amendment to Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to ARMOUR's Quarterly Report on Form 10-Q filed with the SEC on April 25, 2018).
4.17
Specimen Common Stock Certificate of ARMOUR Residential REIT, Inc. (Incorporated by reference to Exhibit 4.2 to ARMOUR’s Registration Statement on Form S-4/A (Reg. No. 333-160870) filed with the SEC on October 13, 2009)

4.18
Specimen 7.000% Series C Cumulative Redeemable Preferred Stock Certificate of ARMOUR Residential REIT, Inc. (Incorporated by reference to Exhibit 4.3 to ARMOUR’s Registration Statement on Form 8-A (Reg. No. 001-34766) filed with the SEC on January 28, 2020)

4.19
ARMOUR Residential REIT, Inc.’s Fourth Amended and Restated 2009 Stock Incentive Plan (incorporated by reference to Appendix A to ARMOUR’s Definitive Proxy Statement on Schedule 14A filed March 19, 2026).

5.1	Opinion of Holland & Knight LLP
23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
24.1	Power of Attorney (set forth on the signature page to this Registration Statement)
107.1	Filing Fee Table

Item 9.    Undertakings.
    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.    To include any prospectus required by section 10(a)(3) of the Securities Act;
ii.    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective Registration Statement;
iii.    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5)    Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES
    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vero Beach, State of Florida, on this 8th day of May, 2026.

ARMOUR RESIDENTIAL REIT, INC.

By: /s/ Gordon M. Harper
Name: Gordon M. Harper
Title: Chief Financial Officer and Secretary (Principal Financial Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott J. Ulm and Gordon M. Harper, and each of them acting alone, his true and lawful attorneys-in-fact and agents, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Scott J. Ulm
Scott J. Ulm	Chief Executive Officer and Vice Chairman (Principal Executive Officer)	May 8, 2026
/s/ Gordon M. Harper
Gordon M. Harper	Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	May 8, 2026
/s/ Daniel C. Staton
Daniel C. Staton	Chairman of the Board of Directors	May 8, 2026
/s/ Marc H. Bell
Marc H. Bell	Director	May 8, 2026
/s/ Z. Jamie Behar
Z. Jamie Behar	Director	May 8, 2026
/s/ Carolyn Downey
Carolyn Downey	Director	May 8, 2026
/s/ Robert C. Hain
Robert C. Hain	Director	May 8, 2026
/s/ John P. Hollihan, III
John P. Hollihan, III	Director	May 8, 2026
/s/ Stewart J. Paperin
Stewart J. Paperin	Director	May 8, 2026